Minerva Surgical, Inc. Announces 1-for-20 Reverse Stock Split

Santa Clara, Calif. – September 28, 2023 (EIN Presswire) – Minerva Surgical, Inc. (Nasdaq: UTRS) (“Minerva Surgical” or the “Company”), a women's health company focused on solutions to meet the distinct uterine healthcare needs of women, announces that it will effect a reverse stock split of its outstanding shares of common stock at a ratio of 1-for-20 that will become effective at 11:59 p.m. Eastern Time on September 29, 2023. Minerva Surgical common stock will begin trading on Nasdaq on a split-adjusted basis when the market opens on Monday, October 2, 2023 under the existing symbol, UTRS, and under a new CUSIP number, 60343F 205. This reverse stock split is primarily intended to bring the Company into compliance with Nasdaq’s minimum bid price requirement for continued listing.

Upon effectiveness of the reverse stock split, every 20 shares of Minerva Surgical common stock issued and outstanding will be automatically combined into one share of common stock. Outstanding equity-based awards and other equity rights will be proportionately adjusted. No fractional shares will be issued as a result of the reverse stock split. Stockholders who would otherwise hold a fractional share as a result of the reverse stock split will receive an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the closing price per share on the trading day immediately preceding the effective time of the reverse stock split (as adjusted to give effect to the reverse stock split), without interest.

The reverse stock split affected all stockholders uniformly and did not alter any stockholder’s percentage interest in the Company’s equity. Stockholders of record will be receiving information from Equiniti, the Company’s transfer agent, regarding their stock ownership following the reverse stock split. Stockholders who hold their shares in brokerage accounts or in “street name” will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes, and will not be required to take any action in connection with the reverse stock split.

Additional information concerning the reverse stock split can be found in Minerva Surgical’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on January 23, 2023.

About Minerva Surgical, Inc.

Minerva Surgical is a commercial-stage medical technology company focused on developing, manufacturing, and commercializing minimally invasive solutions to meet the distinct uterine healthcare needs of women. The Company has established a broad product line of commercially available, minimally invasive alternatives to hysterectomy, which are designed to address the most common causes of Abnormal Uterine Bleeding (AUB) in most uterine anatomies. The Minerva Surgical solutions can be used in a variety of medical treatment settings and aim to address the drawbacks associated with alternative treatment methods and to preserve the uterus by avoiding unnecessary hysterectomies.

Contact:
Media/Press: media@minervasurgical.com

Investors: investor.relations@minervasurgical.com

www.minervasurgical.com

www.AUBandMe.com